Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
BY AND BETWEEN GRUB & ELLIS COMPANY AND RICHARD PEHLKE
     THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Employment Agreement dated as of February 9, 2007 (the “Employment Agreement”), by and between Grubb & Ellis Company, a Delaware corporation having an address at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705 (the “Company”) and Richard Pehlke (the “Executive”), is entered into between the Company and Executive as of the 23rd day of December, 2008.
     WHEREAS, the Company and Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company wishes to continue to engage Executive as its Executive Vice President and Chief Financial Officer and Executive desires to continue to provide his services as Executive Vice President and Chief Financial Officer to the Company in connection with the Company’s business in accordance with the terms and conditions of the Employment Agreement; and
     WHEREAS, the parties hereto wish to amend certain provisions of the Employment Agreement as of the date set forth above.
     NOW, THEREFORE, in consideration of the continuing employment of Employee by the Company and other good and valuable consideration, the parties agree as follows:
1. Capitalized Terms.
     Unless expressly set forth herein to the contrary, all capitalized terms shall have the same meaning as ascribed to them in the Employment Agreement.
2. Change of Control.
     The definition of “Current Investor” contained in the definition of “Change of Control” in Section 8(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Current Investor” shall mean any stockholder of the Company, who or that, as of the Effective Date, either alone or together with their or its Affiliates beneficially owns 20% or more of the outstanding Voting Stock of the Company.”
3. Termination by Executive for Good Reason.
     The last sentence of Section 8(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “The Company’s payment of any amounts to Executive upon the termination of Executive’s employment for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination the Release.”

4. Termination Pursuant to a Change of Control.
     The first two sentences of Section 8(f) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:
“In the event that subsequent to the Effective Date (i) the Executive is terminated by the Company without Cause, or Executive terminates the agreement for “Good Reason” (as defined in Section 8(e) above), within six (6) months after a “Change in Control” (as defined below), or (ii) the Executive is terminated by the Company without Cause, or the Executive terminates the agreement for Good Reason, three (3) months prior to a Change in Control and in connection with or contemplation of a Change in Control by the Company, the Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) two (2) times the Executive’s Base Salary payable in accordance with the Company’s customary payroll practices over a twelve (12) month period, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (iii) an amount equal to one (1) time the Executive’s Cash Bonus for the year during which the termination event took place, payable in cash, on the next immediately following date when similar annual cash bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar year to which such bonus payment relates), and (iv) all then unvested Options and Restricted Shares shall automatically vest. The Company’s payment of any amounts to Executive upon the termination of Executive’s employment without Cause or for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination the Release.”
5. Purposes and Intent.
     Unless expressly set forth herein to the contrary, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. In the event and to the extent that there is inconsistency between the terms and provisions of the Employment Agreement and this Amendment, the terms and provisions of this Amendment shall govern.
6. Amendment; Headings.
     This Amendment may not be amended in any respect except by and instrument in writing signed by the parties hereto. The headings in this Amendment are solely for convenience and reference, and shall be given no effect in the construction or interpretation of this Agreement.

7. Counterparts.
     This Amendment may be executed in one or more original, facsimile or electronic counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
8. Governing Law.
     This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts situated in the State of Illinois, Cook County. All claims or disputes arising from the interpretation or enforcement of the provisions of this Amendment shall be resolved in accordance with the provisions of the Employment Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RICHARD PEHLKE GRUBB & ELLIS COMPANY
By:
Name:
Title: